EXHIBIT 99.1

                            FOR IMMEDIATE RELEASE

Contact:    Gregory Haidemenos
            Westerbeke Corporation
            (508) 823-7677


                       WESTERBEKE ANNOUNCES FILING OF
                          LAWSUIT CONCERNING MERGER

Taunton, Massachusetts, May 12, 2003 - Westerbeke Corporation (Nasdaq:
WTBK) announced today that a purported class action lawsuit has been filed naming the Company and its directors as defendants. The complaint alleges, among other things, that the proposed merger, announced on May 5, 2003, of the Company and Westerbeke Acquisition Corporation is being advanced through "unfair procedures" and the consideration offered in the merger is "grossly unfair, inadequate and provides value to [Westerbeke] stockholders substantially below the fair or inherent value of the Company" and "does not constitute maximization of stockholder value." The complaint also alleges breaches by the defendants of their fiduciary duties to the Company's public stockholders in connection with the proposed merger. The lawsuit seeks to enjoin the proposed merger or, if it is consummated, to recover damages.

The Company stated that it believes that the lawsuit lacks merit and that it intends to vigorously defend the lawsuit.

The lawsuit was filed by purported stockholders of the Company in the Court of Chancery of the State of Delaware for the County of New Castle on behalf of all other similarly situated stockholders, and seeks to have the class certified and the purported stockholders bringing the action named as representatives of the class.

Westerbeke Acquisition Corporation was formed by John H. Westerbeke, Jr., the Chairman and President of the Company, to take the Company private through a merger of Westerbeke Acquisition Corporation with the Company.

About Westerbeke

Westerbeke is primarily engaged in the business of designing, manufacturing and marketing marine engine and air-conditioning products. Westerbeke's marine products consist of diesel and gasoline engine-driven electrical generator sets, inboard propulsion engines, self-contained, reverse-cycle air-conditioners, and associated spare parts and accessories. In addition, Westerbeke manufactures and markets electrical generator sets for use in non-marine applications. Westerbeke markets its products throughout the United States and internationally principally for recreational marine applications.


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